Exhibit 99.2
[CIT Logo]

                     Press Contact:    Curt Ritter
                                       Vice President
                                       External Communications & Media Relations
                                       (212) 771-9603

                     Investor Contact: Valerie L. Gerard
                                       Executive Vice President
                                       Investor Relations
                                       (973) 422-3284

                  CIT Declares Dividends for First Quarter 2006

NEW YORK, NY - April 17, 2006 - CIT Group Inc. (NYSE: CIT), a leading provider of consumer and commercial finance solutions, today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.20 per share on its outstanding common stock. The common stock dividend is payable on May 30, 2006 to shareholders of record on May 15, 2006.

CIT also announced that its Board of Directors has declared quarterly cash dividends of $0.3968750 per share on the Company's Series A preferred stock and $1.2972500 per share on the Company's Series B preferred stock. The preferred stock dividends are payable on June 15, 2006 to holders of record on May 31, 2006.

About CIT
CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has over $60 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company and a member of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its Global Headquarters in New York City, CIT has approximately 6,000 employees in locations throughout North America, Europe, Latin America, and the Pacific Rim. For more information, visit http://www.cit.com.

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